Exhibit 99.3

For Immediate Release
Contact: Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Modine Announces Annual Meeting Results

MILWAUKEE, WI, July 17, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that shareholders have approved measures voted on at the company’s annual meeting here.

Shareholders took action as follows:

•	Elected four directors, Frank P. Incropera; Vincent L. Martin; Bradley C. Richardson; and Marsha C. Williams for terms expiring in 2011;

•	Approved the Modine Manufacturing Company 2008 Incentive Compensation Plan;

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2009; and

•	Approved a shareholder proposal requesting adoption of a majority voting standard for the election of directors.

With respect to the shareholder proposal requesting adoption of the majority voting standard, the Board intends to amend the Company’s Bylaws and take action to recommend to the shareholders at the 2009 Annual Meeting of Shareholders the amendment of the Company’s Articles of Incorporation to provide that director nominees running unopposed be elected by the affirmative vote of the majority of votes cast.

A total of 30,300,172 shares, constituting 94 percent of the outstanding shares entitled to vote, were represented at the meeting, which was held in The Pfister Hotel and chaired by Gary L. Neale, a long-time member of Modine’s Board of Directors, who was elected Chairman of the Board earlier this year.

During the meeting, Thomas A. Burke, Modine President and Chief Executive Officer, and Bradley C. Richardson, Executive Vice President – Corporate Strategy and Chief Financial Officer, reviewed the company’s fiscal 2008 performance and the previously-announced steps being taken to improve financial results and global competitiveness, including realignment of its manufacturing footprint, product portfolio rationalization, reduced selling, general and administrative (SG&A) costs and tighter capital resource allocation.

About Modine – www.modine.com
Modine, with fiscal 2008 revenues from continuing operations of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilation and air conditioning) equipment, industrial equipment, refrigeration systems and fuel cells. Based in Racine, Wisconsin, the company employs approximately 7,900 people worldwide at 33 facilities in 15 countries. For information about Modine, visit www.modine.com.

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